Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Pernix Therapeutics Holdings, Inc. of our report dated March 8, 2018, with respect to the consolidated financial statements of Pernix Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2017 and 2016.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

August 20, 2018